Exhibit 99.3

Neurogene Inc.

Condensed Balance Sheets

(In Thousands, Except for Share Information)

(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$45,563	$82,021
Prepaid expenses and other current assets	3,568	2,698

Total current assets	49,131	84,719
Deferred offering costs	3,056	—
Property and equipment, net	17,863	20,115
Operating lease right-of-use assets	3,852	4,344
Finance lease right-of-use assets	109	87

Total assets	$74,011	$109,265

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,134	$625
Accrued expenses and other current liabilities	6,507	5,324
Operating lease liabilities, current	741	678
Finance lease liabilities, current	40	24

Total current liabilities	9,422	6,651
Operating lease liabilities, non-current	3,357	3,921
Finance lease liabilities, non-current	75	66

Total liabilities	12,854	10,638

Commitments and contingencies (Note 8)
Convertible preferred stock:
Series A-1 Convertible Preferred stock, $0.0001 par value; 18,604,653, authorized, issued and outstanding as of September 30, 2023 and December 31, 2022, respectively (liquidation value of $40,000 at September 30, 2023)	34,414	34,414
Series A-2 Convertible Preferred stock, $0.0001 par value; 13,291,208 shares authorized, issued and outstanding as of September 30, 2023 and December 31, 2022, respectively (liquidation value of $28,675 at September 30, 2023)	28,675	28,675
Series B Convertible Preferred stock, $0.0001 par value; 88,114,739 shares authorized and 74,405,719 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively (liquidation value of $181,550 at September 30, 2023)	181,277	181,277

Total convertible preferred stock	244,366	244,366

Stockholders’ Deficit:
Class A Common stock, $0.0001 par value; 126,000,000 shares authorized, 5,934,430 and 5,665,873 shares outstanding as of September 30, 2023 and December 31, 2022, respectively	1	1
Class B Common stock, $0.0001 par value; 120,010,600 shares authorized, and no shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	6,327	5,097
Accumulated deficit	(189,537)	(150,837)

Total stockholders’ deficit	(183,209)	(145,739)

Total liabilities, convertible preferred stock and stockholders’ deficit	$74,011	$109,265

The accompanying notes are an integral part of these condensed financial statements.

Neurogene Inc.

Condensed Statements of Operations

(In Thousands, Except Share Information)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development expenses	$11,606	$10,824	$32,210	$36,511
General and administrative expenses	3,613	2,176	8,640	7,057

Total operating expenses	15,219	13,000	40,850	43,568

Loss from operations	(15,219)	(13,000)	(40,850)	(43,568)
Other income (expense):
Interest income, net	650	452	2,170	635
Interest expense	(4)	—	(9)	—
Other expense	(4)	—	(11)	—

Net loss	$(14,577)	$(12,548)	$(38,700)	$(42,933)
Per share information:
Net loss per share of Class A and Class B common stock outstanding, basic and diluted	$(2.47)	$(2.36)	$(6.63)	$(8.38)

Weighted-average shares of Class A and Class B common stock outstanding, basic and diluted	5,902,887	5,308,142	5,839,921	5,125,609

The accompanying notes are an integral part of these condensed financial statements.

Neurogene Inc.

Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

(In Thousands, Except Share Information)

(Unaudited)

	Convertible Preferred Stock						Stockholders’ deficit
	Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance- December 31, 2022	18,604,653	$34,414	13,291,208	$28,675	74,405,719	$181,277	5,665,837	$1	—	$—	$5,097	$(150,837)	$(145,739)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	293	—	293
Class A common stock issued upon exercise of stock options	—	—	—	—	—	—	179,017	—	—	—	112	—	112
Net loss	—	—	—	—	—	—	—	—	—	—	—	(12,263)	(12,263)

Balance- March 31, 2023	18,604,653	$34,414	13,291,208	$28,675	74,405,719	$181,277	5,844,854	$1	—	$—	$5,502	$(163,100)	$(157,597)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	384	—	384
Class A common stock issued upon exercise of stock options	—	—	—	—	—	—	36,410	—	—	—	20	—	20
Net loss	—	—	—	—	—	—	—	—	—	—	—	(11,860)	(11,860)

Balance- June 30, 2023	18,604,653	$34,414	13,291,208	$28,675	74,405,719	$181,277	5,881,264	$1	—	$—	$5,906	$(174,960)	$(169,053)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	386	—	386
Class A common stock issued upon exercise of stock options	—	—	—	—	—	—	53,166	—	—	—	35	—	35
Net loss	—	—	—	—	—	—	—	—	—	—	—	(14,577)	(14,577)

Balance- September 30, 2023	18,604,653	34,414	13,291,208	28,675	74,405,719	181,277	5,934,430	1	—	$—	$6,327	$(189,537)	$(183,209)

	Convertible Preferred Stock						Stockholders’ deficit
	Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance- December 31, 2021	18,604,653	$34,414	13,291,208	$28,675	47,131,133	$114,818	5,552,691	$1	—	$—	$3,772	$(95,648)	$(91,875)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	309	—	309
Series B convertible preferred stock, net of $76 offering costs	—	—	—	—	24,405,734	59,475	—	—	—	—	—	—	—
Class A common stock issued upon exercise of stock options	—	—	—	—	—	—	287	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(15,140)	(15,140)

Balance- March 31, 2022	18,604,653	$34,414	13,291,208	$28,675	71,536,867	$174,293	5,552,978	$1	—	$—	$4,081	$(110,788)	$(106,706)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	309	—	309
Series B convertible preferred stock, net of $76 offering costs	—	—	—	—	2,868,852	7,000	—	—	—	—	—	—	—
Class A common stock issued upon exercise of stock options	—	—	—	—	—	—	13,358	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	—	—	—	—	—	(15,245)	(15,245)

Balance- June 30, 2022	18,604,653	$34,414	13,291,208	$28,675	74,405,719	$181,293	5,566,336	$1	—	$—	$4,398	$(126,033)	$(121,634)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	318	—	318
Series B convertible preferred stock, net of $76 offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—
Class A common stock issued upon exercise of stock options	—	—	—	—	—	—	35,389	—	—	—	17	—	17
Net loss	—	—	—	—	—	—	—	—	—	—	—	(12,548)	(12,548)

Balance- September 30, 2022	18,604,653	$34,414	13,291,208	$28,675	74,405,719	$181,293	5,601,725	$1	—	$—	$4,733	$(138,581)	$(133,847)

The accompanying notes are an integral part of these condensed financial statements.

Neurogene Inc.

Condensed Statements of Cash Flows

(In Thousands, Except Share Information)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows used in operating activities:
Net loss	$(38,700)	$(42,933)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,063	936
Depreciation and amortization of property and equipment	2,445	2,294
Non-cash operating lease expense	492	451
Amortization of finance lease right-of-use assets	24	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	(870)	703
Accounts payable	1,509	(3,408)
Accrued expenses and other current liabilities	88	(236)
Operating lease liabilities	(501)	(451)

Net cash used in operating activities	(34,450)	(42,644)
Cash flows used in investing activities:
Purchases of property and equipment	(193)	(2,008)

Net cash used in investing activities	(193)	(2,008)
Cash flows provided by (used in) financing activities:
Deferred offering costs	(1,961)	—
Proceeds from issuance of Series B convertible preferred stock, net of offering costs	—	66,475
Proceeds from the issuance of Class A common stock upon exercise of options	167	25
Principal payments on finance leases	(21)	—

Net cash (used in) provided by financing activities	(1,815)	66,500
Net (decrease) increase in cash and cash equivalents	(36,458)	21,848

Cash and cash equivalents at beginning of period	82,021	70,544

Cash and cash equivalents at end of period	$45,563	$92,392

Supplemental disclosure of non-cash investing and financing activities:
Finance lease right of use asset and lease liability	$46	$—
Fixed asset purchases and construction in process in accounts payable and accrued expense	$—	$—
Deferred offering costs in accrued expenses	$1,095	$—
Supplemental cash flow information:
Cash paid for interest	$9	$—

The accompanying notes are an integral part of these condensed financial statements.

NEUROGENE INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1. Organization and Description of Business

Neurogene Inc. (the “Company”) is a clinical stage biotechnology company that was incorporated as a limited liability company in Delaware on January 26, 2018 and converted into a corporation on July 3, 2018, and has a principal place of business in New York, NY. The Company was formed to harness the power of gene therapy, combined with its EXACT gene regulation technology, to turn today’s complex devastating neurological diseases into treatable conditions. The Company’s first clinical-stage program to utilize the EXACT technology is NGN-401, which is under development for the treatment of Rett syndrome, In addition to NGN-401, Neurogene is also pursuing a conventional gene therapy program in an ongoing Phase 1/2 clinical trial of NGN-101 for the treatment of CLN5 Batten disease. Since beginning operations, the Company has devoted substantially all its efforts to research and development, recruiting management and technical staff, administration, and raising capital.

2. Risks and Uncertainties

The Company is subject to risks common to companies in the biotechnology industry, including, but not limited to, successful development of technology, obtaining additional funding, protection of proprietary technology, compliance with government regulations, risks of failure of pre-clinical studies, clinical studies and clinical trials, the need to obtain marketing approval for its drug candidates and its consumer products, fluctuations in operating results, economic pressure impacting therapeutic pricing, dependence on third parties, dependence on key personnel, risks associated with changes in technologies, development by competitors of technological innovations and the ability to transition from pilot scale manufacturing to large scale production.

Liquidity and Financial Condition

Since its inception, the Company has funded its operations primarily with proceeds from the sale of preferred stock and has incurred significant recurring losses, including net losses of $38.7 million and $42.9 million for the nine months ended September 30, 2023 and 2022, respectively. In addition, the Company used cash in operations of $34.5 million and $42.6 million for the nine months ended September 30, 2023 and 2022, respectively, and had an accumulated deficit of $189.5 million as of September 30, 2023. Management expects to incur substantial and increasing losses in future periods as the Company advances its products through its clinical process and will rely on outside capital to fund its operations for the foreseeable future. The Company has not generated positive cash flows from operations, and there are no assurances that the Company will be successful in obtaining an adequate level of financing for the development and commercialization of its product candidates.

As of September 30, 2023, the Company had cash and cash equivalents of approximately $45.6 million. On December 18, 2023, the Company closed on a merger with Neoleukin Therapeutics, Inc. (“Neoleukin”) (see Note 3) and a pre-merger private placement of common stock and pre-funded warrants (see Note 8). The Company expects its available cash and cash equivalents on hand as of the issuance date of these financial statements will be sufficient to fund its obligations as they become due for at least one year beyond the issuance date of these financial statements.

In the event the Company is unable to secure additional outside capital or consummate the reverse merger and concurrent private financing, management will be required to seek other alternatives which may include, among others, a delay or termination of clinical trials or the development of its product candidates, temporary or permanent curtailment of the Company’s operations, a sale of assets, or other alternatives with strategic or financial partners.

The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. The accompanying comparative condensed balance sheets and the condensed statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows are unaudited. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Therefore, these condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the fiscal year ended December 31, 2022.

The condensed balance sheet as of December 31, 2022, included herein, was derived from the audited financial statements as of that date, but does not include all disclosures including certain notes required by GAAP on an annual reporting basis.

In the opinion of management, the accompanying condensed financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, comprehensive loss and cash flows for the interim periods. The results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for any subsequent quarter, the fiscal year ending December 31, 2023, or any other period.

Merger with Neoleukin Therapeutics, Inc.

On December 18, 2023, Neurogene closed on a merger with Neoleukin and Merger Sub. Pursuant to the Merger Agreement, the Merger Sub merged with and into Neurogene, with Neurogene continuing as a wholly-owned subsidiary of Neoleukin. Neoleukin, being the surviving corporation of the merger, was renamed Neurogene Inc.

Subject to the terms and conditions of the Merger Agreement, at the closing of the merger, (a) each outstanding share of Neurogene common stock (including shares of Neurogene common stock issued upon conversion of Neurogene preferred stock and shares of Neurogene common stock issued in the Neurogene pre-closing financing) converted into the right to receive a number of shares of Neoleukin common stock (after giving effect to the reverse stock split) equal to the exchange ratio set forth in the Merger Agreement; (b) each outstanding pre-funded warrant to purchase shares of Neurogene common stock converted into the right to receive a number of pre-funded warrants to purchase Neoleukin common stock equal to the exchange ratio set forth in the Merger Agreement; (c) each then outstanding Neurogene stock option that was not previously been exercised immediately prior to the effective time of the merger was assumed by Neoleukin; and (d) each then outstanding Neurogene restricted stock unit immediately prior to the effective time of the merger was assumed by Neoleukin.

Under the exchange ratio formula in the Merger Agreement, as of immediately after the merger, pre-merger Neurogene stockholders, including purchasers of Neurogene common stock and Neurogene pre-funded warrants in the Neurogene pre-closing financing, owned approximately 84% of the outstanding shares of capital stock of the combined company, and pre-merger stockholders of Neoleukin owned approximately 16% of the outstanding shares of capital stock of the combined company.

Use of Estimates

The preparation of the financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. In preparing these financial statements, management used significant estimates in the following areas, among others: recoverability of our net deferred tax assets and related valuation allowance, useful lives and recoverability of property and equipment, determining the Incremental Borrowing Rate (“IBR”) for calculating lease liabilities and related Right-Of-Use (“ROU”) assets and finance lease assets, the value attributed to employee stock options and other stock-based awards, and valuation of Common Stock. On an ongoing basis, the Company reviews its estimates to ensure that they appropriately reflect changes in the business or as new information becomes available. Actual results may differ from these estimates.

Concentrations of Credit Risk

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company’s cash and cash equivalent accounts, at times, may exceed federally insured limits. As of September 30, 2023, the Company had $45.3 million in excess of the federally insured limits. The Company places its cash in a financial institution that management believes to be of high credit quality.

Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the audited financial statements. Since the date of those financial statements, there have been no changes to the Company’s significant accounting policies except as noted below.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings (including reverse asset purchases) as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the common stock offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the statements of operations. As of September 30, 2023, the Company capitalized $3.1 million of deferred offering costs related to the Company’s planned reverse asset purchase based on a merger agreement entered into with Neoleukin on July 18, 2023.

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share attributable to Class A and Class B common stock is computed by dividing net loss by the weighted-average number of shares of Class A and Class B common stock outstanding during each period. The weighted-average number of shares of Class A and Class B common stock outstanding used in the basic net loss per share calculation does not include unvested restricted stock awards as these instruments are considered contingently issuable shares until they vest. Diluted net loss per share of Class A and Class B common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock and stock options, which would result in the issuance of incremental shares of Class A or Class B common stock. For diluted net loss per share, the weighted-average number of shares of Class A and Class B common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

The Company’s convertible preferred stock and unvested restricted stock entitles the holder to participate in dividends and earnings of the Company, and, if the Company were to recognize net income, it would have to use the two-class method to calculate earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the convertible preferred stock and unvested restricted stock have no obligation to fund losses.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of Class A and Class B common stock outstanding, as they would be anti-dilutive:

	September 30,
	2023	2022
Series A-1 convertible preferred stock	18,604,653	18,604,653
Series A-2 convertible preferred stock	13,291,208	13,291,208
Series B convertible preferred stock	74,405,719	74,405,719
Unvested restricted stock awards	—	221,356
Stock options	8,064,305	6,199,398

Total	128,074,905	112,722,334

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that the Company adopts as of the specified effective date. Unless otherwise discussed below, the Company does not believe that the adoption of recently issued standards have or may have a material impact on our condensed financial statements or disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This standard amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity and improves and amends the related earnings per share EPS guidance for both subtopics. This standard will be effective for annual reporting periods beginning after December 15, 2023 and interim periods within those annual periods, and early adoption is permitted in annual reporting periods ending after December 15, 2020. The Company is currently evaluating the impact of this standard on the Company’s financial statements and related disclosures but does not expect the adoption of ASU 2020-06 to be material.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. which amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification (the “Codification”). The ASU was issued in response to the SEC’s August 2018 final rule that updated and simplified disclosure requirements that the SEC believed were “redundant, duplicative, overlapping, outdated, or superseded.” The new guidance is intended to align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP for all entities. ASU 2023-06 applies to all reporting entities within the scope of the amended subtopics; therefore, one or more of the amendments may affect a large number of entities. Note that some of the amendments introduced by the ASU are technical corrections or clarifications of the FASB’s current disclosure or presentation requirements.

Entities would apply the amendments in ASU 2023-06 prospectively after the effective dates. For all entities within the scope of the affected Codification subtopics, if by June 30, 2027, the SEC has not removed the applicable requirement from Regulation S-X or Regulation S-K, the pending content of the associated amendment will be removed from the Codification and will not become effective for any entities. The Company is currently evaluating the impact of this standard on the Company’s financial statement disclosures.

Recently Adopted Accounting Pronouncements

The Company adopted ASU 2016-13, Financial Instruments - Credit Losses, as amended, on January 1, 2023. This ASU sets forth a current expected credit loss model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. The impact on the Company’s financial statements was not material.

4. Fair Value of Financial Instruments

As of September 30, 2023 and December 31, 2022, financial assets measured at fair value on a recurring basis are categorized in the table below based upon the lowest level of significant input to the valuations:

	Fair value measurement at reporting date using
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	(Level 3)
September 30, 2023:
Assets:

Money market funds	$42,411	$—	$—

December 31, 2022:
Assets:

Money market funds	$78,749	$—	$—

Money market funds are cash equivalents and are included in cash and cash equivalents in the balance sheet as of September 30, 2023 and December 31, 2022.

5. Prepaid expenses and other current assets

Prepaid expenses and other assets consist of the following:

(in thousands)	September 30, 2023	December 31, 2022
Refunds and other receivable	$577	$990
Prepaid expense	2,005	1,078
Other current assets	986	630

Total prepaid and other current assets	$3,568	$2,698

6. Property and Equipment, Net

Property and equipment consist of the following:

(in thousands)	September 30, 2023	December 31, 2022
Lab equipment	$3,155	$3,088
Manufacturing equipment	6,004	5,955
Office Equipment	19	—
Leasehold improvements	15,375	15,298
Software	268	289
Construction in progress	234	252

Total property and equipment, cost	25,055	24,882
Less accumulated depreciation	(7,192)	(4,767)

Property and equipment, net	$17,863	$20,115

Depreciation and amortization expense for each of the three months ended September 30, 2023 and 2022 was approximately $0.8 million and was approximately $2.4 million and $2.3 million for the nine months ended September 30, 2023 and 2022, respectively.

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(in thousands)	September 30, 2023	December 31, 2022
Compensation and related benefits	$2,660	$3,357
Research and development	2,617	1,800
Other	1,230	167

Total accrued expenses and other current liabilities	$6,507	$5,324

8. Commitments and Contingencies

Operating and Finance Leases

Supplemental lease expense related to leases for the three and nine months ended September 30, 2023 and 2022 was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Lease cost (in thousands)	2023	2022	2023	2022
Operating lease cost	$259	$259	$777	$777
Finance lease cost
Amortization of finance leases	10	—	24	—
Interest on finance lease liabilities	3	—	9	—
Variable lease cost	19	42	129	147
Short-term lease cost	21	22	63	53

Total lease cost	$312	$323	$1,002	$977

The following table summarizes the maturity of the Company’s operating and finance lease liabilities on an undiscounted cash flow basis and a reconciliation to the operating and finance lease liabilities recognized on the Company’s balance sheet as of September 30, 2023:

Maturity of operating lease liabilities (in thousands)
2023 (remaining)	$264
2024	1,081
2025	1,119
2026	866
2027	677
2028	677
2029	397

Total lease payments	$5,081
Less: interest	(983)

Total operating lease liabilities	$4,098

Maturity of finance lease liabilities (in thousands)
2023 (remaining)	$12
2024	51
2025	49
2026	15
2027	6
2028	1

Total lease payments	$134
Less: interest	(19)

Total finance lease liabilities	$115

Supplemental balance sheet information related to leases as of September 30, 2023 was as follows:

Leases (in thousands)
Operating right-of-use assets	$3,852
Operating lease liabilities, current	741
Operating lease liabilities, non-current	3,357

Total operating lease liabilities	$4,098

Finance right-of-use assets	$109
Finance lease liabilities, current	40
Finance lease liabilities, non-current	75

Total finance lease liabilities	115

Other information
Cash paid for amounts included in measurement of operating lease liabilities (in thousands)	$787
Cash paid for amounts included in measurement of finance lease liabilities (in thousands)	$29
Weighted-average remaining lease term - operating leases (in years)	5.11
Weighted-average remaining lease term - finance lease (in years)	2.77
Weighted-average discount rate - operating leases	8.87%
Weighted-average discount rate - finance lease	11.49%

Employment Agreements

The Company has employment agreements with key personnel providing for compensation and severance in certain circumstances, as defined in the respective employment agreements.

Other Research and Development Arrangements

The Company enters into agreements with contract research organizations (“CROs”) to assist in the performance of research and development activities. Expenditures to CROs will represent a significant cost in clinical development for the Company.

Litigation and Legal Proceedings

The Company is subject to litigation and other claims that arise in the ordinary course of business. While the ultimate result of outstanding legal matters cannot presently be determined, the Company does not expect that the ultimate disposition will have a material adverse effect on its results of operations or financial condition. However, legal matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond the Company’s control. As such, there can be no assurance that the final outcome of any particular legal matter will not have a material adverse effect on the Company’s financial condition and results of operations.

Pre-Merger Financing

On December 18, 2023, concurrently with the execution of the Merger Agreement, and in order to provide Neurogene with additional capital for its development programs prior to the closing of the merger, certain new and current investors purchased an aggregate of approximately 36,934,089 shares of common stock of Neurogene and pre-funded warrants to acquire approximately 23,964,846 of Neurogene shares of common stock for the aggregate amount of approximately $95.0 million in the Neurogene pre-closing financing. In connection with the Neurogene pre-closing financing, Neurogene amended its charter to increase the authorized number of shares of common stock in order to permit issuance of the shares and the shares issuable upon exercise of the pre-funded warrants purchased in the Neurogene pre-closing financing.

9. Licenses

License Agreement with The University of North Carolina

In May 2019, Neurogene entered into an Exclusive License Agreement with the University of North Carolina at Chapel Hill (“UNC”) to obtain an exclusive, worldwide, royalty bearing license, with the right to grant sublicenses under certain patents to make, use, or sell products covered by such patents for prevention or treatment of disease or medical or genetic conditions, including CLN5 Batten disease or other diseases from dysfunction of the CLN5 gene. The Company is obligated to pay UNC up to $1.7 million in sales-related milestones for licensed products based on annual sales of the licensed product in excess of defined thresholds and low single-digit percentage royalties on net sales of licensed product for as long as there is a valid patent claim under the patent rights. Neurogene is also required to reimburse any patent expenses, as well as pay a nonrefundable annual maintenance fee which, when royalties become due and payable, will be creditable against such royalties. During the year ended December 31, 2021, the FDA granted Orphan Drug Designation for CLN5 and the Company made a milestone payment of $15,000 to UNC. During the year ended December 31, 2022, the Company dosed its first patient in a Phase 1 CLN5 study and made a milestone payment of $30,000 to UNC. The annual license fee was $4,000 for each of the nine months ended September 30, 2023 and 2022.

License Agreement with The University of Edinburgh

In January 2020, Neurogene entered into an Option Agreement (the “Edinburgh Option Agreement”) with the University Court of the University of Edinburgh (“University of Edinburgh”) for an option to license certain patents covering the EXACT technology (the “Licensed Technology”). To secure the option, Neurogene was solely required to pay the costs associated with the filing, preparing, prosecution and maintenance of the patents covering the Licensed Technology during the option period. Such expenses were immaterial for the year ended December 31, 2020. No other payments were payable under the Edinburgh Option Agreement. Neurogene subsequently exercised the option under the Edinburgh Option Agreement and then entered into the Master Collaboration Agreement (“MCA”) discussed below, and which superseded the Edinburgh Option Agreement.

In December 2020, University of Edinburgh and Neurogene entered into the MCA. Under the MCA, Neurogene and the University of Edinburgh agreed to collaborate on certain research and development projects (“Projects”) and Neurogene agreed to provide funding for such Projects for a 40-month initial term, which term may be extended by mutual agreement. In exchange for such funding, the University of Edinburgh granted Neurogene the option to exclusively license any intellectual property arising from such Projects. If Neurogene exercises an exclusive option for a particular Project, Neurogene will enter into a separate exclusive license agreement on its own terms with the University of Edinburgh. Under the MCA, Neurogene is obligated to pay semi-annual installment payments relating to funding of costs for personnel and lab consumables for the 40-month period. Either party may terminate the MCA for convenience upon 90 days’ notice. If Neurogene terminates the MCA, it would be responsible for all non-cancellable costs and commitments related to any particular Project and any and all funding costs for any person working on such Project. The expense recorded by the Company was $0.3 million for each of the three months ended September 30, 2023 and 2022 and was $0.9 million for each of the nine months ended September 30, 2023 and 2022.

In March 2022, Neurogene exercised its option through the collaboration under the MCA, and entered into a License Agreement (the “March 2022 Edinburgh License Agreement”) with University of Edinburgh, pursuant to which Neurogene licensed certain patents and know-how related to the EXACT technology and optimized MECP2 cassettes on an exclusive basis. Under the March 2022 Edinburgh License Agreement, Neurogene obtained an exclusive, worldwide license to the licensed patents to develop, manufacture, supply, sell, and commercialize any products that utilize the licensed patents (the “Licensed Products”) in exchange for low single-digit percentage royalties on future commercial net sales of the Licensed Products. Royalties are payable on a Licensed Product-by-Licensed Product and country-by-country basis until the latest of the expiration of the last licensed patent covering such Licensed Product in the country where the Licensed Product is sold, or, if no licensed patent exists or has expired in such country, then ten years from first commercial sale of such Licensed Product in such country. In connection with the license, Neurogene is also obligated to pay the University of Edinburgh up to $5.25 million in regulatory-related milestones and up to $25 million in sales-related milestones based on annual net sales of Licensed Products in excess of defined thresholds. During the nine months ended September 30, 2023, the Company accrued $0.3 million for a milestone related to the first patient in the Phase 1/2 Rett study.

License Agreement with Virovek

In September 2020, Neurogene entered into a Non-Exclusive License Agreement with Virovek, Inc., pursuant to which Neurogene has a license to use certain patents and know-how on a non-exclusive basis related to Neurogene’s baculovirus (“baculo”) process in exchange for low single-digit percentage royalties on future commercial net sales of each product using the baculo process, development milestone payments of up to $0.2 million in the aggregate, and a nonrefundable annual license fee. During the nine months ended September 30, 2023, the Company recorded a milestone expense of $0.1 million for the Rett IND filing.

License Agreement with Sigma-Aldrich Co

In January 2023, Neurogene entered into a Non-Exclusive License Agreement with Sigma-Aldrich Co. LLC, pursuant to which Neurogene has a license to certain patents and know-how on a non-exclusive basis related to certain cell lines used in Neurogene’s baculo process in exchange for a small annual fee on a product-by-product basis, payable once the first product candidate enters the clinic. In addition, on a product-by-product basis, Neurogene is obligated to pay up to $2.5 million in the aggregate for development-related milestones. During the nine months ended September 30, 2023, the Company recorded the expense for the initial annual license fee of approximately $60,000.

No expenses were recorded related to other in-process license agreements during the three and nine months ended September 30, 2023 and September 30, 2022, respectively. None will be due under these agreements unless and until certain development milestones are reached.

10. Stockholders’ Deficit

Class A and Class B Common stock

The Company had reserved shares of Common Stock for future issuance as follows:

	September 30, 2023	December 31, 2022
Conversion of Series A-1	18,604,653	18,604,653
Conversion of Series A-2	13,291,208	13,291,208
Conversion of Series B	74,405,719	74,405,719

Total conversion of preferred stock	106,301,580	106,301,580
Options outstanding	8,064,305	6,198,849
Shares available for future grant under the 2018 Equity Incentive Plan	2,039,860	4,173,909

Total Common Stock reserved	116,405,745	116,674,338

11. Convertible Preferred Stock

Convertible Preferred Stock

On March 2, 2022 (the “Series B Extension”), the Company entered into the Series B Preferred Stock Purchase Agreement (the “2022 SPA”) which provided for the purchase of 27,274,586 shares of Series B Preferred Stock, at $2.44/share (the “Series B Original Issue Price” or “Purchase Price”). During the nine months ended September 30, 2022, the Company issued 27,274,586 Series B Preferred shares for net proceeds of approximately $66.5 million.

The Series A-1, A-2 and B Preferred Stock (collectively, “Preferred Stock”) have the followings rights and privileges:

Dividends

The holders of Preferred Stock are entitled to receive non-cumulative dividends that shall accrue at the rate of $0.18/share per year, payable only when and if declared by the Board. The Company shall not declare, pay, or set aside any dividends on shares of any class of Common Stock (as defined below) unless the holders of the Preferred Stock shall first receive dividends on each outstanding share of Preferred Stock in the amount of the accrued dividends unpaid as of such date. As of September 30, 2023, no dividends have been declared.

Liquidation

In the event of any liquidation, dissolution, or winding-up of the Company, which would include the sale of the Company, the Preferred Stock is senior to Common Stock. The Preferred shareholders would be entitled to preferential payment in the amount per share equal to the greater of (i) the original issue price and accrued dividends declared and unpaid or (ii) the amount that would be due had all Preferred Stock been converted to Common Stock immediately prior to a deemed liquidation event. Upon payment of the preferred liquidation preference payments, the holders of Series A-1 and Common Stock participate on a pro-rata basis until the A-1 stockholders have received a liquidation preference amount of $5.38 per share of Series A-1. Any remaining distribution thereafter are distributed to holders of Common Stock.

Voting

The preferred stockholders are entitled to the number of votes equal to the number of Class A common stock into which the shares of Preferred Stock Series A and B held by each holder are then convertible.

Conversion

Each share of Preferred Stock is convertible at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder. The class of Common Stock each share of Preferred Stock is convertible is at the option of the holder. The number of Class A or Class B common stock into which the Preferred Stock converts is equal to the original issuance price (defined as $2.15 per share for the Series A and $2.44 per share for the Series B) divided by the conversion price. The conversion price shall initially be $2.15 per share for the Series A and $2.44 per share for the Series B and may be adjusted for certain dilutive events such as a down-round provision, stock splits and combinations, certain dividends and distributions or any merger or reorganization. Conversion to Class A common stock shall be mandatory upon the closing of an initial public offering resulting in net proceeds of at least $75.0 million for Series A and $50.0 million for Series B and at an offering price per share greater than or equal to $4.30 per share for Series A and $3.66 per share for Series B or upon the decision of the holders of at least a majority of the outstanding Preferred Stock shares. Prior to the Mandatory Conversion Time (as defined), a Preferred Stockholder may elect, upon written notice to the Company, to have all or a portion of its shares of Preferred Stock automatically convert into shares of Class B common stock at the then effective conversion rate.

Redemption

The Preferred Stock is subject to redemption under certain deemed liquidation events not solely within the control of the Company, as defined, and as such is considered contingently redeemable for accounting purposes and is classified as temporary equity in the Company’s condensed balance sheets.

12. Stock-Based Compensation

The Company measures stock-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company recorded stock-based compensation expense in the following expense categories in its accompanying statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Research and development	$242	$190	$657	$541
General and administrative	144	128	406	395

Total expense	$386	$318	$1,063	$936

The following table summarizes the option activity under the Plan:

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)
Outstanding at December 31, 2022	6,198,849	$1.00	7.37
Granted	2,426,750	$1.43	—
Exercised	(268,593)	$0.62	—
Expired/Forfeited	(292,701)	$1.20	—

Outstanding at September 30, 2023	8,064,305	$1.16	7.34

Exercisable at September 30, 2023	3,792,936	$0.88	6.44

At September 30, 2023, the aggregate intrinsic value of outstanding options and exercisable options was approximately $2.6 million and $2.2 million, respectively. The aggregate intrinsic value of options exercised was approximately $0.3 million for the nine months ended September 30, 2023.

The weighted-average grant date fair value of options granted was $0.98 and $1.15 per share for the nine months ended September 30, 2023 and 2022, respectively. The Company recorded stock-based compensation related to stock options of approximately $0.4 million and $0.3 million for the three months ended September 30, 2023 and 2022, respectively, and $1.0 million and $0.8 million for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, the total unrecognized compensation expense related to unvested stock option awards was approximately $3.5 million, which the Company expects to recognize over a weighted-average period of 2.77 years.

The fair value of each option was estimated on the grant date using the weighted average assumptions in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Expected volatility	—	72.73%-73.08%	82.96%-83.70%	71.71%-73.08%
Risk-free interest rate	—	2.90%	3.45%-4.46%	1.47%-2.90%
Expected life (in years)	—	5.87-6.08	3.58-6.08	5.87-6.08
Expected dividend yield	—	—	—	—
Fair value of common stock	$—	$1.74	$1.39	$1.74

Restricted Stock Awards

The Company granted shares of its restricted Class A common stock to certain of its employees in accordance with the terms of their restricted stock award agreements or RSA. The total shares vest over a period of four years.

The following table summarizes restricted Class A common stock activity:

	Number of shares	Weighted- average grant date fair value
Unvested balance at December 31, 2022	88,543	$0.44
Vested	(88,543)	$0.44

Unvested balance at September 30, 2023	—

13. Employee Retention Credit

Pursuant to the CARES Act, the Company is eligible for an employee retention credit subject to certain criteria. Since there are no generally accepted accounting principles for for-profit business entities that receive government assistance that is not in the form of a loan, an income tax credit or revenue from a contract with a customer, we determined the appropriate accounting treatment by analogy to other guidance. The Company accounted for the employee retention credit by analogy to International Accounting Standards (IAS) 20, Accounting for Government Grants and Disclosure of Government Assistance, of International Financial Reporting Standards (IFRS).

Under an IAS 20 analogy, a business entity would recognize the employee retention credit on a systematic basis over the periods in which the entity recognizes the payroll expenses for which the grant (i.e., tax credit) is intended to compensate when there is reasonable assurance (i.e., it is probable) that the entity will comply with any conditions attached to the grant and the grant (i.e., tax credit) will be received.

The Company accounted for and received approximately $0.5 million of employee retention credits during the nine months ended September 30, 2023, which was recorded as a reduction of research and development expenses and general and administrative expenses on the statement of operations.

14. Subsequent Events

Our subsequent events were evaluated through December 19, 2023, the date to which these condensed financial statements were made available.

In October 2023, 512 shares of Class A Common Stock were issued upon option exercise.

In November 2023, Neurogene and the University of Edinburgh amended the MCA. Under the amended MCA, Neurogene and the University of Edinburgh agreed to continue collaborating on certain Projects and Neurogene agreed to provide funding for such Projects through December 2026, or an additional 33 months. Neurogene is obligated to pay semi-annual installment payments relating to funding of costs for personnel and lab consumables for the entire period.